UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 20, 2010

(Date of earliest event reported)

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-09225

Minnesota	41-0268370
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On April 20, 2010, H.B. Fuller Company (the “Company”) concluded that it would exit the polysulfide-based insulating glass sealant product line in Europe by the end of calendar year 2010. This decision was made due to the commodity nature of this product line and the Company’s desire to focus on more innovative technologies for this market.

The Company currently expects to incur exit costs of approximately $2.2 million ($1.8 million after-tax) and non-cash impairment charges of approximately $9.2 million ($6.3 million after-tax). The exit costs include cash expenditures of $1.1 million primarily for severance and other related charges. The exit costs will be spread across the next several quarters as the business is wound down, with $1.4 million of the after-tax costs occurring in the second quarter and $0.4 million occurring in the second half of the year. The non-cash impairment charges relate to the long-lived assets created when the product line was acquired in 2006 and will occur entirely in the second quarter of 2010.

A copy of the press release announcing these actions is furnished as Exhibit 99.1 and incorporated by reference in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of H.B. Fuller Company dated April 26, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan Vice President, General Counsel and Corporate Secretary

Date: April 26, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of H.B. Fuller Company dated April 26, 2010.